EXHIBIT 99

Dime Community Bancshares, Inc., Announces Two Executive Appointments
Brooklyn, New York – February 27, 2014 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today announced  that, effective February 27, 2014, Kenneth J. Mahon was appointed by the Boards of Directors of both the Company and Bank as Senior Executive Vice President and Chief Operating Officer ("COO").  In so doing, the Boards are demonstrating their commitment to the management succession process, and their intent to  preserve the best of the high performing elements of Dime's operation, while developing products, services and infrastructure to compete successfully now and in the future.
Michael P. Devine will become Vice Chairman of the Company and Bank, conclude his tenure as COO, and remain as President.  He and Mr. Mahon will both report to Vincent Palagiano, Chairman of the Board and Chief Executive Officer.  Mr. Devine will be responsible for corporate development (including mergers and acquisition activities), corporate governance, and affiliated responsibilities as part of the Office of the Chairman.
According to Mr. Devine, "I can think of no one better suited to oversee the day-to-day operations of The Dime.  The management ranks below Ken have matured as part of a team that bears his mark and assures continued successful operations.  I truly look forward to continue working with Ken and the rest of The Dime team to maintain our reputation as a well-run bank."
ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.03 billion in consolidated assets as of December 31, 2013, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

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Contact:                          Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279